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                                                                    EXHIBIT 99.3


      REVISED CALCULATION OF FULL-TIME EQUIVALENT EMPLOYEES TO BE BASED ON
                               ACTUAL PAID HOURS

         In 2003, we revised our method of calculating full-time equivalent employees, or FTEs. Prior to 2003, we calculated FTEs based upon employment status. In 2003, the calculation was revised for our hourly crewmembers to be based on the actual number of hours worked. The following table reflects a comparison of the number of FTEs calculated under the revised method and the FTEs as previously reported:


                                  AS ORIGINALLY            REVISED
                AS OF                REPORTED            CALCULATION
              ----------          -------------          -----------

              3/31/2001               1,350                 1,273
              6/30/2001               1,587                 1,466
              9/30/2001               1,876                 1,669
              12/31/2001              2,116                 1,983
              3/31/2002               2,479                 2,290
              6/30/2002               2,864                 2,642
              9/30/2002               3,352                 3,143
              12/31/2002              3,823                 3,572